News Release	The Procter & Gamble Company One P&G Plaza Cincinnati, OH 45202

FOR IMMEDIATE RELEASE

GORMAN ANNOUNCES HIS RETIREMENT FROM P&G BOARD

CINCINNATI, Aug. 15, 2007 - The Procter & Gamble Company (NYSE:PG) said today that Joseph T. Gorman, in accordance with the company’s customary retirement age for directors, has announced his intention to retire effective at the October 2007 P&G Board of Directors meeting. Mr. Gorman, who has been a director since 1993, will turn 70 on October 1.

“Joe Gorman has served P&G’s board with distinction for more than 14 years. Among his many contributions, he has served as chair of the Finance Committee and a member of the Compensation & Leadership Development Committee,” said A.G. Lafley, P&G’s chairman and chief executive. “We have benefited greatly from his long experience and seasoned counsel. We will miss him, and wish him continued success.”

Mr. Gorman is the retired chairman and chief executive of TRW - an automotive, aerospace and information systems company. He currently serves as chairman and chief executive officer of Moxahela Enterprises LLC - a venture capital firm. He also serves as a director of Alcoa Inc., Imperial Chemical Industries plc, Tonsburg Magnesium Group International AB, and Vector Intersect Security Acquisition Corporation.

About Procter & Gamble
Three billion times a day, P&G brands touch the lives of people around the world. The company has one of the strongest portfolios of trusted, quality, leadership brands, including Pampers®, Tide®, Ariel®, Always®, Whisper®, Pantene®, Mach3®, Bounty®, Dawn®, Pringles®, Folgers®, Charmin®, Downy®, Lenor®, Iams®, Crest®, Oral-B®, Actonel®, Duracell®, Olay®, Head & Shoulders®, Wella®, Gillette®, and Braun®.  The P&G community consists of over 135,000 employees working in over 80 countries worldwide.  Please visit http://www.pg.com for the latest news and in-depth information about P&G and its brands.

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